Exhibit 10.23
SEPARATION AND GENERAL RELEASE AGREEMENT
     This Separation and General Release Agreement (the “Agreement”), is made as of April 2, 2007and will be effective as of December 31, 2007, by and between J. Lindsay Freeman (“Freeman”), an individual, Archstone-Smith Operating Trust, a Maryland real estate investment trust (the “Operating Trust”) and Archstone-Smith Trust, a Maryland real estate investment trust (the “ASN”) (Operating Trust and ASN are collectively referred to as the “Company”).
     WHEREAS, Freeman is currently the Chief Operating Officer (the “COO”) of the Company, and
     WHEREAS, the Company and the Executive desire to establish the terms and conditions of Freeman’s resignation as COO, continued employment with the Company during 2008 and subsequent retirement from the Company Agreement on the terms and conditions contained herein,
     NOW, THEREFORE, for and in consideration of the mutual promises and covenants herein contained and for good and valuable consideration, the sufficiency of which is hereby acknowledged, Freeman and the Company (the “Parties”) hereby agree as follows:
     1. Officer Resignation. Freeman shall take all necessary and appropriate actions to resign his position as COO of the Company and as an officer and/or director of all subsidiaries of the Company effective December 31, 2007 (the “Resignation Date”). Following the resignation as Chief Operating Officer, Freeman shall remain employed through December 31, 2008.
     2. Termination Date/Salary. Freeman’s employment with the Company shall be continued through December 31, 2008 (the “Termination Date”). During the term of Freeman’s employment, the Company shall continue to pay to Freeman his base salary at the rate of $450,000, less applicable withholdings and deductions for the period beginning with the Resignation Date and ending on the Termination Date. The salary payments shall be made in bi-weekly payments in accordance with the Company’s usual payroll practices.
     3. Restricted Stock Units. Provided that Freeman complies with the terms of this Agreement, executes a release containing terms substantially similar to those contained in Section 17 within 30 days following his Termination Date (the “Termination Release”), and does not rescind or seek to have overturned or declared invalid the Termination Release, and subject to the other terms, conditions and limitations of the Archstone-Smith Trust 2001 Long-Term Incentive Plan (the “LTIP”) and the applicable Restricted Share Unit Agreement, all unvested restricted share units awarded prior to Freeman’s Resignation Date shall continue to vest following the Resignation Date in accordance with their terms without requiring Freeman’s continued employment by the Company. The provisions of this Section shall constitute an amendment of any Restricted Share Unit Agreement pursuant to which restricted share units would vest after December 31, 2008.
     4. Long-Term Incentive Plan. As an additional severance payment, upon Freeman’s Termination Date, and provided Freeman complies with the terms of this Agreement and execute and does not seek to invalidate the Termination Release, Freeman shall be entitled to an amount of cash equal to 2/3 of the value of the performance units to which he would be entitled had he remained employed through the entire performance period described in the Performance Unit Agreement between Freeman and ASN dated as of May 2, 2007 (the “Unit Agreement”). Freeman acknowledges that the determination of the amount shall not be made until 2009 in accordance with the procedures established for making LTIP awards to other executives of the Company, shall not be made until at least 6 months following the Termination Date, and shall only be made in the event no award is made under the Unit Agreement.

     5. Benefits. Following Freeman’s resignation as COO, Freeman shall remain eligible for all benefits generally available to employees of the Company; provided, however, that Freeman shall not be entitled to any bonus, LTIP award or restricted stock unit or other stock based award with respect to services performed during 2008.
     (a) Upon the Termination Date, Freeman shall be entitled to those benefits provided under the terms, conditions and limitations of the Company’s retirement and welfare benefit plans or programs (excluding any severance program) subject to the provisions of the applicable plan or program.
     (b) Except as expressly provided in this Agreement, the Company will not provide to Freeman any other compensation, whether or not accrued, directly or indirectly, in connection with Freeman’s termination of employment with the Company.
     (c) The Company shall continue to indemnify and hold harmless Freeman for all actions taken by Freeman during his employment in accordance with Freeman’s existing terms of employment.
     6. Change in Control Agreement. The parties agree that the Change in Control Agreement between Freeman and the Company dated August 12, 2002 shall expire as of the Resignation Date.
     7. Representations.
     (a) Freeman represents and warrants that he has brought no charges, complaints, claims, actions or proceedings against the Company as of the date of this Agreement. Freeman further agrees that he will not commence any lawsuit or, to the fullest extent permitted by law, other proceedings against the Company with respect to any cause, matter, claim, act or omission occurring thereafter, provided, however, that this shall not limit Freeman from enforcing his rights under this Agreement.
     (b) Freeman represents and warrants that as of the Termination Date he will return to the Company all property of the Company in whatever form retained, including any copies thereof, in the possession of or under the control of Freeman, including, but without limitation, all budget information and all notes, memoranda and meeting details regarding operations of the Company, all of which shall be delivered to the Chief Operating Officer of the Company on or immediately after the Termination Date.
     (c) Freeman will not disparage the Company or any of its shareholders, trustees, officers, employees or agents. The Company will not disparage Freeman.
     8. Non-Disclosure.
     (a) Confidential Information Defined. Freeman has created, has had contact with, use of, and received confidential information and/or trade secrets of Company, including, but not limited to, data concerning existing or proposed advertising proposals or campaigns, marketing and sales research, techniques, manuals, programs, systems, designs, computer programs, formulas, pricing, bidding methods, innovations, inventions, discoveries, improvements, research and development, specifications, data, know-how, formats, marketing plans, business plans and strategies, investment and disposition strategies, information regarding the skills and compensation of other employees of Company, forecasts, financial information, budgets, projections, and customer and/or supplier identities, characteristics, preferences and agreements (collectively “Confidential Information”). Confidential Information may be contained in materials including, but not limited to, customer lists, supplier lists and price lists, reports or computer programs, as well as be constituted by unwritten information, techniques, processes, practices or knowledge. Confidential Information includes all information disclosed by Company to Freeman and information developed or learned by Freeman while a shareholder, officer and/or employee of Company. Confidential Information includes all information that has or could have commercial value or other utility in the business in which Company has been engaged or in which it is contemplated engaging. Confidential Information also includes all information of which the unauthorized disclosure could be detrimental to the interests of Company, whether or not such information is identified as Confidential Information by Company.
     (b) Scope. For the “Restricted Period” (as hereinafter defined) Freeman will not, either directly or indirectly, for Freeman’s own benefit or for the benefit of any third party, use, divulge, disclose, or communicate to any third party, any of the Confidential Information in any manner whatsoever, unless the Company otherwise consents to the disclosure or use of any of the Confidential Information in writing prior to such disclosure or use. With respect to each particular item of Confidential Information, the “Restricted Period” shall mean: (a) the period ending on March 31, 2011, if the item of Confidential Information at issue does not constitute a trade secret, or (b) indefinitely, if the item of Confidential Information at issue constitutes a trade secret, until such item of Confidential Information at issue ceases to be a trade secret, but in no event earlier than March 31, 2011 if the item continues to be Confidential Information. Notwithstanding the foregoing, Confidential Information does not include information (i) in the public domain, (ii) received by Freeman outside of Freeman’s relationship with Company as a shareholder, director, officer and/or employee, from a party not under an obligation of confidentiality to Company, directly or indirectly, or (iii) that later becomes public, unless such information is made public by Freeman in breach of this Agreement or any other agreement by which Freeman is bound or by any other party directly or indirectly under an obligation of confidentiality to Company.
     9. Covenant Not-To-Compete. To protect the Company’s proprietary interest in the Confidential Information and to protect the goodwill and value of the Business of Company (hereafter defined), Freeman shall not, except with the prior written consent of the Company, for the Non-Compete Term (as hereafter defined) anywhere in the United States of America, its respective territories, possessions and protectorates, engage, directly or indirectly, individually or in association or in combination with any other person or entity, as proprietor or owner, officer, director or shareholder (other than as a passive investor in and holder of less than five percent (5%) of the common stock of any publicly traded corporation), member or manager of any limited liability company, or as an employee, agent, independent contractor, consultant, advisor, joint venturer, trustee, licensee, principal, partner or otherwise, whether or not for monetary benefit, in (a) any business that competes with the Company or any entity in which the Operating Trust or ASN has a 25% or greater direct or indirect ownership interest (the “Company Related Entity”) or (b) otherwise includes the business of the acquisition, disposition, operation, development, management or financing of multifamily apartment communities (the “Business of Company”). Freeman agrees that the Company has, is and intends to conduct the Business of Company throughout the United States of America. Consequently, Freeman and Company agree that it is not possible to limit the geographic scope of this non-competition covenant contained in this Section to particular cities, provinces or other geographic subdivisions of these specified jurisdictions. For purposes of this Agreement, the “Non-Compete Term” shall mean the period ending on March 31, 2011.
     10. Nonsolicitation of Employees. To protect Company’s proprietary interest in the Confidential Information and in Company’s relationships with its employees and contractors, and to protect the goodwill and value of the Business of Company, during the Employee Non-Solicitation Term (as hereinafter defined), Freeman will not, except with the prior written consent of Company, individually or in association or combination with or through any other person or entity, directly or indirectly, encourage, induce or entice any employee or independent contractor of Company to terminate or modify such person’s or entity’s employment, engagement or business relationship with Company. For purposes of this Agreement, the “Employee Non-Solicitation Term” shall mean the period ending on March 31, 2011.
     11. Covenant Not to Hire Employees. To protect Company’s proprietary interest in the Confidential Information and in Company’s relationships with its employees and contractors, and to protect the goodwill and value of the Business of Company, during the Non-Hire Term (as hereinafter defined), Freeman will not, except with the prior written consent of Company, individually or in association or combination with or through any other person or entity, directly or indirectly, hire or attempt to hire, whether as an employee, consultant or otherwise, any person who at such time is an employee or contractor of Company to perform the same or substantially similar services as such employee or contractor performed or supplied for or on behalf of Company. For purposes of this Agreement, the “Non-Hire Term” shall mean the period ending on March 31, 2011. During the Non-Hire Term, Freeman also agrees that he will not, except on behalf of Company, directly or indirectly hire or attempt to hire, whether as an employee, consultant or otherwise, any person who at any time in the six (6) month period prior to such time had been employed by Company.
     12. Nondisruption; Other Matters. For twenty-four (24) consecutive months from the Termination Date, Freeman agrees that he will not directly or indirectly interfere with, disrupt or attempt to disrupt any past, present or prospective relationship, contractual or otherwise, between Company, on the one hand, and any of its customers, suppliers or employees, on the other hand.
     13. Equitable Relief. Freeman acknowledges and agrees that Company’s remedies at law for breach of any of the provisions of this Agreement would be inadequate and, in recognition of this fact, Freeman agrees that, in the event of such breach, in addition to any remedies at law it may have, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy that may be available. Freeman further acknowledges that should Freeman violate any of the provisions of this Agreement, it will be difficult to determine the amount of damages resulting to Company and that in addition to any other remedies they may have, Company shall be entitled to temporary and permanent injunctive relief without the necessity of proving damages.
     14. Acknowledgement. Each of Freeman and Company acknowledges and agrees that the covenants and agreements contained in this Agreement have been negotiated in good faith by the parties, are reasonable and are not more restrictive or broader than necessary to protect the interests of the parties thereto, and would not achieve their intended purpose if they were on different terms or for periods of time shorter than the periods of time provided herein or applied in more restrictive geographical areas than are provided herein.
     15. Separate Covenants. The covenants contained in this Agreement shall be construed as a series of separate covenants, one for each of the counties in each of the states of the United States of America, one for each geographic subdivision of each country in Europe in which the Company has operations, and their respective territories, possessions and protectorates.
     16. Severability. The parties agree that construction of this Agreement shall be in favor of its reasonable nature, legality and enforceability, and that any construction causing unenforceability shall yield to a construction permitting enforceability. It is agreed that the noncompetition, nonsolicitation, and nonhiring covenants and provisions of this Agreement are severable, and that if any single covenant or provision or multiple covenants or provisions should be found unenforceable, the entire Agreement and remaining covenants and provisions shall not fail but shall be construed as enforceable without any severed covenant or provision in accordance with the tenor of this Agreement. The parties specifically agree that no covenant or provision of this Agreement shall be invalidated because of overbreadth insofar as the parties acknowledge the scope of the covenants and provisions contained herein to be reasonable and necessary for the protection of Company and not unduly restrictive upon Freeman. However, should a court or any other trier of fact or law determine not to enforce any covenant or provision of this Agreement as written due to overbreadth, then the parties agree that said covenant or provision shall be enforced to the extent reasonable, with the court or such trier to make any necessary revisions to said covenant or provision to permit its enforceability and that any such limitation on the enforceability of any such covenant or provision shall not affect the enforceability of any other covenant or provision of this Agreement.
     17. Releases.
     (a) In consideration of this Agreement and the monies and other good and valuable consideration provided by the Company pursuant to this Agreement, except for claims arising out of the obligations of the parties under this Agreement, any claim for indemnification that Freeman has against the Company pursuant to any Company document or insurance policy (which shall remain in effect with respect to all actions arising in connection with his employment to the same extent as such claims existed prior to the termination of employment) or any claims as a shareholder of the Company, Freeman hereby irrevocably and unconditionally releases, waives and forever discharges the Company, its successors and assigns, and its past and present officers, trustees, and employees, including all employees, directors and officers of any of the Company’s affiliates (collectively, “Company Releasees”), from any and all actions, causes of action, claims, counterclaims, demands, damages, rights, remedies and liabilities of whatever kind or character, in law or equity, suspected or unsuspected, past or present, that he has ever had, may now have, or may later assert against the Company Releasees, including without limitation for statutory interest or attorneys’ fees, and arising at anytime from the beginning of time to the Effective Date of this Agreement (hereinafter collectively referred to as “Freeman’s Claims”), and including, without limitation, any claims arising out of, in connection with, or relating to Freeman’s recruitment, employment and termination of employment, and any claims arising out of or related to any federal, state and/or local labor or civil rights laws including, without limitation, the federal Civil Right Acts of 1866, 1871, 1964 and 1991, the Age Discrimination in Employment Act of 1967, as amended by, inter alia, the Older Workers’ Benefit Protection Act of 1990, the Consolidated Omnibus Reconciliation Act of 1985, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, as well as any other applicable local and/or state employment, civil rights, human rights and discrimination laws, as each may have been amended from time to time. Except as limited above or by this Agreement, execution of this Agreement by Freeman operates as a complete bar and defense against any and all of Freeman’s Claims against the Company Releasees.
     (b) In consideration of this Agreement, except for claims arising out of the obligations of the parties under this Agreement, the Company hereby irrevocably and unconditionally releases, waives and forever discharges Freeman, his successors and assigns from any and all actions, causes of action, claims, counterclaims, demands, damages, rights, remedies and liabilities of whatever kind or character, in law or equity, suspected or unsuspected, past or present, that it has ever had, may now have, or may later assert against Freeman, including without limitation for statutory interest or attorneys’ fees, and arising at anytime from the beginning of time to the Effective Date of this Agreement (hereinafter collectively referred to as “Company’s Claims”), and including, without limitation, any claims arising out of, in connection with, or relating to the Employment Agreement, and/or Freeman’s recruitment, employment and termination of employment, as each may have been amended from time to time. Execution of this Agreement by the Company operates as a complete bar and defense against any and all of Company’s Claims against Freeman.

     18. Miscellaneous Provisions.
     (a) This Agreement contains the entire agreement between and among the Parties and supersedes any and all prior agreements, arrangements, negotiations, discussions or understandings between and among the parties relating to the subject matter hereof. No oral understanding, statements, promises or inducements contrary to the terms of this Agreement exist. This Agreement cannot be changed or terminated orally. Should any provisions of this Agreement be held invalid, illegal or unenforceable, it shall be deemed to be modified so that its purpose can lawfully be effectuated and the balance of this Agreement shall remain in full force and effect.
     (b) Freeman and the Company agree that, except as contemplated by this Agreement, any prior agreements and understandings between them, if any, whether oral or written and of whatever nature, are hereby cancelled, terminated and superseded by this Agreement and shall be of no further force or effect.
     (c) This Agreement shall extend to, be binding upon, and inure to the benefit of the Parties and their respective successors, executors, heirs and assigns.
     (d) This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado, the site of the Company’s principal place of business.
     (e) This Agreement may be executed in any number of counterparts each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.
     (f) In the event of any ambiguity, this Agreement or any of its provisions shall not be construed for or against either party on the basis of which party drafted the particular language at issue.
     19. Effective Date/Revocation. Freeman may revoke this Agreement in writing at any time during a period of seven (7) calendar days after the execution of this Agreement by both of the Parties (the “Revocation Period”). This Agreement shall be effective and enforceable automatically on the date Freeman executes the Certificate of Non-Revocation of Separation Agreement and General Release, in the form attached as Exhibit A. The certificate should be executed and dated by Freeman at least one (1) day after expiration of the Revocation Period (the “Effective Date”).
     20. Notices. Any notices or requests under this Agreement shall be in writing and addressed as follows:
     If to Freeman:
At his address as reflected on the records of the Company;
     If to the Company:
Archstone-Smith Trust
Attn: General Counsel
9200 East Panorama Circle
Suite 400
Englewood CO 80112
     IN SIGNING THIS SEPARATION AND GENERAL RELEASE AGREEMENT, FREEMAN ACKNOWLEDGES THAT HE HAS BEEN INFORMED OF THE FOLLOWING RIGHTS AVAILABLE TO HIM UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT (ADEA):

     (A) HE HAS READ AND UNDERSTANDS THIS AGREEMENT AND IS HEREBY ADVISED IN WRITING HE HAS THE RIGHT TO CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT;
     (B) HE HAS SIGNED THIS AGREEMENT VOLUNTARILY AND UNDERSTANDS THAT THIS AGREEMENT CONTAINS A FULL AND FINAL RELEASE OF ALL OF FREEMAN’S CLAIMS;
     (C) HE HAS BEEN OFFERED AT LEAST TWENTY-ONE (21) CALENDAR DAYS TO CONSIDER THIS AGREEMENT;
     (D) THIS AGREEMENT IS NOT MADE IN CONNECTION WITH AN EXIT INCENTIVE OR OTHER EMPLOYEE TERMINATION PROGRAM OFFERED TO A GROUP OR CLASS OF EMPLOYEES; AND
     (E) HE DOES NOT WAIVE RIGHTS OR CLAIMS UNDER THE ADEA THAT MIGHT ARISE AFTER THE DATE THIS WAIVER IS EXECUTED.

AGREED AND ACCEPTED:

/s/ J. Lindsay Freeman

J. Lindsay Freeman

Archstone-Smith Trust

By:	/s/ R. Scott Sellers
Name: R. Scott Sellers Title: CEO

ACKNOWLEDGMENT
STATE OF COLORADO
COUNTY OF JEFFERSON
     On Aug 22, 2007 before me the undersigned, personally appeared J. Lindsay Freeman, personally known to me or proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the person, or the person upon behalf of which the individual acted, executed the instrument.

/s/ Barbara W. Rolfes
Notary Public
ACKNOWLEDGMENT
STATE OF COLORADO
COUNTY OF JEFFERSON
     On Aug 22, 2007 before me the undersigned, personally appeared R. Scott Sellers, personally known to me or proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity as an officer of Archstone-Smith Trust, and that by his signature on the instrument, Archstone-Smith Trust, upon behalf of which the individual acted, executed the instrument.

/s/ Barbara W. Rolfes
Notary Public

EXHIBIT A
CERTIFICATION OF NON-REVOCATION OF
SEPARATION AND GENERAL RELEASE AGREEMENT
     I hereby certify and represent that seven (7) calendar days have passed since the Parties signed the Settlement Agreement and General Release (the “Agreement”) and that I have NOT exercised my right to revoke that Agreement pursuant to the Older Workers Benefit Protection Act of 1990. I understand that Archstone-Smith Trust, and the other Releasees, in providing me with benefits under the Agreement, are relying on this Certificate, and that I can no longer revoke the Agreement.

		,	2007
J. Lindsay Freeman	Date of Execution
IMPORTANT:
     This Certificate should be signed, dated and returned to the Company no earlier than on the eighth (8th) calendar day after the Agreement is executed by both parties.